Exhibit 10.1

[JAZZ LETTERHEAD]

October 24, 2011

Re:	Outstanding Nonstatutory Stock Options to Purchase Shares of Jazz Pharmaceuticals, Inc. Common Stock

Dear Option Holder:

You currently hold one or more nonstatutory stock options (collectively, the “NSOs”) to purchase shares of common stock of Jazz Pharmaceuticals, Inc. (the “Company”) under the Company’s 2003 Equity Incentive Plan (the “2003 Plan”), the Company’s 2007 Equity Incentive Plan (the “2007 Plan”) and/or the Company’s 2007 Non-Employee Directors Stock Option Plan (the “Directors Plan” and together with the 2003 Plan and the 2007 Plan, the “Plans” and each, a “Plan”).

As you know, on September 19, 2011, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Azur Pharma Public Limited Company (formerly Azur Pharma Limited, “Azur Pharma”), Jaguar Merger Sub Inc. (the “Merger Sub”) and Seamus Mulligan as the indemnitors’ representative, under which the Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Azur Pharma (the “Merger”).

The Company’s Board of Directors has approved an amendment to each of your NSOs that provides:

1.	Effective immediately and until the moment before the closing of the Merger, the exercise price of the Company’s common stock acquired pursuant to the exercise of each of your NSOs may be paid using a “net exercise” arrangement, pursuant to which the Company will reduce the number of shares of its common stock issuable upon exercise by the largest whole number of shares with a Fair Market Value (as defined in the applicable Plan) that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

2.

Effective immediately, if you are an employee of the Company, upon exercise of your NSO, you may direct the Company (i) to withhold from shares of the Company’s common stock otherwise issuable in respect of such NSO, a portion of those shares with an aggregate Fair Market Value (measured as of the exercise date and as defined in the applicable Plan) equal to the amount of the applicable federal, state, local and foreign taxes that arise in connection with the exercise of your NSO; provided, however, that the number of such shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and (ii) to make a cash payment equal to such Fair Market Value directly to the appropriate taxing authorities in satisfaction of the withholding obligation set forth in the applicable Plan and in other documents governing your NSOs.

3.	Effective on the first trading day following the filing of the Company’s Form 8-K with the United States Securities and Exchange Commission announcing the results of the meeting at which the Company’s stockholders approve the Merger, the vesting and exercisability of your NSOs will accelerate in full.

Except for the foregoing, all remaining terms and conditions applicable to your NSOs will continue in full force and effect. Please maintain a copy of this Notice with the other paperwork for your NSOs so that you will have a permanent record of this amendment. If you have any questions concerning your amended NSOs, please contact Linda Weber, our Stock Plan Administrator, and if you have questions about this amendment, please contact Carol Gamble, our General Counsel.

Very truly yours,

Jazz Pharmaceuticals, Inc.